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                                                                    EXHIBIT 4(d)



                           ALTERNATIVE ANNUITY OPTIONS
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Upon written request before the First Payment (Income) Date, we will allow the owner to change:

        1.  the First payment (Income) date; and/or
        2.  the annuitant(s), subject to receiving proof of age and sex; and/or
        3. the annuity plan to any other one we are issuing at the time except that the plan may not be changed to a deferred annuity certain, an immediate annuity certain or any temporary life a annuity.

If the annuitant and joint annuitant, if any, die before the First payment (Income) Date, the beneficiary may, prior to the payment of any death benefit, request in writing any of the changes stipulated above.

If such change(s) is (are) requested, the new income Amount(s) will be determined on the same basis as the original Income Amount(s) was(were) determined. Before the changes(s) are put into effect, we will tell you the new Income Amount(s).


                    CANADA LIFE INSURANCE COMPANY OF AMERICA


                                                         [SIG]
                                                       Secretary